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                                                               HEI Exhibit 10.20



                    SETTLEMENT AGREEMENT AND GENERAL RELEASE




             This Settlement Agreement and General Release ("Settlement Agreement") is made and entered into on the 10th day of February, 1994, by and between (a) Linda Chu Takayama ("Takayama"), not individually, but in her capacities as (i) the Insurance Commissioner of the State of Hawaii, and, as such, the representative of the interests of the State of Hawaii in bringing proceedings for relief in the interests of policyholders and creditors of insurers and the public, (ii) the Rehabilitator of The Hawaiian Insurance & Guaranty Company, Limited ("HIG"), (iii) the Liquidator of United National Insurance Company, Ltd. ("UNICO") and Hawaiian Underwriters Insurance Co., Ltd. ("HUI") and of the "Estate" as that term is used in the Plan (as hereafter defined), and (iv) in her capacity as Rehabilitator of HIG and Liquidator of UNICO and HUI, the representative of the respective policyholders, claimants and creditors of HIG, UNICO and HUI, (b) HIG, UNICO and HUI (collectively, the "HIG Group"), each Hawaii corporations, (c) the Hawaii Insurance Guaranty Association ("HIGA"), for itself and on behalf of its past, present and future member insurers and their past, present and future policyholders, (d) Hawaiian Electric Industries, Inc. ("HEI"), a Hawaii corporation, on behalf of itself, its direct and indirect past, present and future

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subsidiaries (other than the HIG Group) and the past, present and future directors, officers, employees and representatives of HEI and its direct and indirect past, present and future subsidiaries (including the HIG Group), (e) HEI Diversified, Inc. ("HEIDI"), a Hawaii corporation, on behalf of itself and its past, present and future directors, officers, employees and representatives, and (f) Robert F. Clarke ("Clarke"),
Edward J. Blackburn ("Blackburn"), Robert F. Mougeot ("Mougeot"),
Thomas S. Adams ("Adams"), Gary L. Kirby ("Kirby"), David L. Ward ("Ward") and Neal Kunde ("Kunde"), individually and in their capacities as past or present directors, officers and/or employees of HEI, HEIDI, HIG, HUI, and UNICO and/or of HEI's other direct and indirect subsidiaries (collectively, the "Individual Defendants"). Where the context and circumstances require, the name "Takayama" as used herein shall include any of her successors as Insurance Commissioner of the State of Hawaii and/or as Rehabilitator/Liquidator of the HIG Group.

                              W I T N E S S E T H:


             WHEREAS, HEI acquired substantially all of the common stock of HIG from IU International Corporation pursuant to an Acquisition Agreement dated as of June 5, 1987 (the "Acquisition Agreement"), and the remainder of the common stock of HIG from the individual owners thereof pursuant to a merger completed on June 30, 1987;

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             WHEREAS, HIG has at all relevant times been the owner of all of the issued and outstanding common stock of UNICO and HUI;
             WHEREAS, HEI is the owner of all of the common stock of HEIDI; WHEREAS, all of the common stock of HIG was transferred by HEI to
HEIDI in 1991 and HEIDI is currently the holder of record of all of said common stock;
             WHEREAS, from time to time, HEI and/or one or more of its direct or indirect subsidiaries have been parties to one or more intercompany agreements pursuant to which computer, administrative, employee and other services were provided to the HIG Group and payments have been made by the HIG Group (collectively, the "Intercompany Agreements"), all of which Intercompany Agreements have expired and/or been terminated save and except for that certain Intercompany Agreement entitled "Agreement" between HIG and Hawaiian Electric Company, Inc. ("HECO") dated May 14, 1993 (the "Computer Services Agreement");
             WHEREAS, HEI, HEIDI, HIG and other direct and indirect subsidiaries of HEI are parties to that certain Tax Allocation Agreement dated January 15, 1991 (the "Tax Allocation Agreement"), pursuant to which the HIG Group is included in HEI's consolidated federal tax returns and related tax payments and benefits are shared in accordance with the terms of the Tax Allocation Agreement;

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             WHEREAS, by reason of the extraordinary insurance claims resulting from Hurricane Iniki in September of 1992, the liabilities of the HIG Group were estimated, on or about December 1, 1992, to exceed substantially the assets of the HIG Group and HEI decided that it would not contribute additional capital to the HIG Group;
             WHEREAS, by reason of the impaired capital of the HIG Group, the HIG Group agreed to operate pursuant to a supervision order issued by the Insurance Commissioner of the State of Hawaii on December 2, 1992, and the HIG Group was placed in formal rehabilitation proceedings in the Circuit Court for the First Circuit for the State of Hawaii (the "Rehabilitation Court") on December 24, 1992 (the "Rehabilitation Proceedings");
             WHEREAS, on April 12, 1993, a lawsuit (the "Takayama Suit") was filed by Takayama (as Rehabilitator/Liquidator of the HIG Group) and the HIG Group in the Circuit Court for the Fifth Circuit of the State of Hawaii, Civil No. 930087, against HEI, HEIDI, Clarke, Blackburn, Mougeot, Adams, Kirby, Ward, Kunde and various DOE defendants, alleging numerous theories upon which defendants, and each of them, were allegedly liable for losses suffered by the HIG Group, and the complaint in such suit was amended in July 1993, among other things, to add HIGA as an additional plaintiff;

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             WHEREAS, HEI, HEIDI and the Individual Defendants have filed answers to the First Amended Complaint in the Takayama Suit, denying the material allegations thereof, denying any wrongdoing or liability of any kind whatsoever, raising various affirmative defenses and asserting counterclaims against Takayama and HIGA;
             WHEREAS, a formal rehabilitation plan (the "Plan") was approved by the Rehabilitation Court in the Rehabilitation Proceedings on May 25, 1993;
             WHEREAS, HEI and its direct or indirect subsidiaries have from time to time been insured under policies issued by HIG or other members of the HIG Group (the "HIG Policies"), and claims have been made which are covered under certain of those policies (some of which claims have been paid and others of which are pending) and additional claims may be made in the future that are covered by the HIG Policies if such claims arise out of events occurring during the relevant policy periods, which additional claims are subject to the Plan;
             WHEREAS, pursuant to the Plan, HIG has continued to operate in rehabilitation to sell property and automobile insurance, and UNICO and HUI are being liquidated;
             WHEREAS, the Plan contemplates that any settlement of the Takayama Suit must be approved by the Rehabilitation Court in the Rehabilitation Proceedings;

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             WHEREAS, each of the parties hereto has concluded that it is in its respective best interests, and in the respective best interests of any constituencies or interests represented by such parties (as hereinabove set forth) and their respective predecessors, successors and assigns, mutually, finally and in good faith to compromise and settle the Takayama Suit and related matters on the terms and subject to the conditions set forth herein;
             NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
             1. Settlement and Compromise; No Admission of Fault, Wrongdoing or Liability. The parties hereto expressly acknowledge that each party denies any wrongdoing of any kind whatsoever, denies liability for any and all claims that were made or could have been made against such party in the Takayama Suit and has entered into this Settlement Agreement solely in order to compromise disputed claims and to avoid the expense, inconvenience, distraction and risk of further protracted litigation. Each party hereto acknowledges and represents that this settlement is entered into in good faith and that the terms hereof are fair, reasonable and in their respective best interests and in the respective best interests of the public, the past, present and future policyholders and creditors of HIG, UNICO, HUI and the past, present and future members of

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HIGA and their respective past, present and future policyholders. Nothing contained in this Settlement Agreement is intended to be, or shall be deemed to be, an admission of any liability by any party or an admission of the existence of any facts upon which liability could be based.
             2. Final Approval by Rehabilitation Court and Dismissal with Prejudice of Takayama Suit. This Settlement Agreement is subject to and conditioned on (a) obtaining a final order in the Rehabilitation Proceedings approving this settlement and (b) obtaining a final dismissal with prejudice of the Takayama Suit. The "Rehabilitation Approval Date" shall be (a) 35 days from the date an order approving this Settlement Agreement in the form and substance agreed to by each of the parties hereto (the "Rehabilitation Approval Order") has been entered in the Rehabilitation Proceedings, if an appeal has not been taken therefrom, or (b) if an appeal is taken from such order, the date on which the Rehabilitation Approval Order is affirmed, without modification, by a reviewing court and there are no further available rights of appeal from the Rehabilitation Approval Order. Takayama (as Rehabilitator/Liquidator) will promptly file a motion in the Rehabilitation Proceedings seeking entry of the Rehabilitation Approval Order, and provide such notice thereof as will properly advise all interested parties of the filing and substance of such motion, including providing an advance copy of this Settlement

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Agreement, on such date as Takayama and HEI shall agree, to such third parties as Takayama shall identify. HEI agrees to bear the costs of providing such notice up to $25,000. Each party hereto agrees to use its best efforts to persuade the Court in the Rehabilitation Proceedings to approve this settlement and to enter the Rehabilitation Approval Order, agrees that it will not appeal the Rehabilitation Approval Order and agrees that it will use its best efforts to obtain affirmance of the Rehabilitation Approval Order if appealed by a third party.
             Within three (3) business days after the deposit into escrow required under paragraph 5 hereof, the parties hereto shall execute and present (or cause their attorneys to execute and present) to the Circuit Court for the Fifth Circuit of the State of Hawaii for approval and filing in the Takayama Suit a stipulation for dismissal with prejudice of all parties and all claims therein, including all counterclaims, in the form and substance agreed to by each of the parties hereto (the "Final Dismissal Stipulation"), pursuant to and in conformity with the requirements of the Hawaii Rules of Civil Procedure and any applicable Rules of the Circuit Courts for the State of Hawaii. Each party hereto agrees to use its best efforts to persuade the Court in the Takayama Suit to enter the Final Dismissal Stipulation, agrees that it will not appeal from the Final Dismissal Stipulation or take any other action to modify or set

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it aside and agrees that it will use its best efforts to obtain affirmance of the Final Dismissal Stipulation in the event any third party attempts to appeal therefrom. The "Final Approval Date" shall be (a) 35 days from the date that the Final Dismissal Stipulation has been entered in the Takayama Suit, if an appeal has not been taken therefrom, or (b) if an appeal is taken therefrom, the date on which the Final Dismissal Stipulation is affirmed, without modification, by a reviewing court and there are no further available rights of appeal from the Final Dismissal Stipulation.
             In the event this Settlement Agreement is not approved by the Rehabilitation Court by entry of the Rehabilitation Approval Order (in form and substance acceptable to each party hereto), or in the event the Rehabilitation Approval Order is modified or vacated, or in the event the Rehabilitation Approval Order is reversed or modified on appeal, or in the event that the Final Dismissal Stipulation (in form and substance acceptable to each party hereto) is not entered or, if entered, is modified or vacated or reversed on appeal, then in any of such events, this Settlement Agreement shall be null and void and of no force and effect; provided, however, that the agreements set forth in paragraphs 19 and 20 hereof shall survive any termination of this Settlement Agreement and remain in full force and effect.

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             3.      General Release in Favor of HEI, HEIDI, the Individual
Defendants and Others. Effective upon, and conditioned upon the occurrence of, the Payment Date (as defined in paragraph 5 below), Takayama (in each of her respective capacities and on behalf of each of the constituencies she represents, as hereinabove set forth), HIGA (for itself and on behalf of each of the constituencies it represents as hereinabove set forth), HIG (for itself and its predecessors, successors and assigns), UNICO (for itself and its predecessors, successors and assigns) and HUI (for itself and its predecessors, successors and assigns) (each of the foregoing being a "Takayama-Group Releasing Party") for and in consideration of the receipt by Takayama of the Settlement Sum (as defined in paragraph 5 below), the sufficiency of which is hereby acknowledged, each hereby forever releases and discharges each "HEI-Group Released Party" (as defined below) from the "HEI-Group Released Claims" (as defined below).
             Each of the following is an "HEI-Group Released Party":  (i) HEI;
(ii) HEIDI; (iii) the past, present and future direct and indirect subsidiaries of HEI (other than the HIG Group), provided that a future direct or indirect subsidiary of HEI shall not be an HEI-Group Released Party with respect to any claims that any Takayama-Group Releasing Party may have against it prior to the time it became such a subsidiary; (iv) the respective past, present and future officers,

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directors and employees of HEI, HEIDI and/or any direct or indirect subsidiary of HEI (including the HIG Group), and their heirs and personal representatives, provided that any such future officer, director or employee shall not be an HEI-Group Released Party with respect to any claims that any Takayama- Group Releasing Party may have against such person prior to the time such person became such officer, director or employee; (v) the Individual Defendants, individually and in their capacities as present or past officers, directors and/or employees of HEI, HEIDI, HIG, UNICO, HUI and/or any other direct or indirect subsidiary of HEI, and the Individual Defendants' respective heirs and personal representatives; (vi) the past, present and future stockholders of HEI with respect to claims that might be asserted against them by reason of their stockholder capacity, but any such stockholder shall not be an HEI-Group Released Party with respect to claims that might be asserted against such stockholder in any other capacity unless such other capacity (e.g., as a former HIG director or officer) is identified as an HEI-Group Released Party; and
(vii) the past and present agents, representatives, attorneys, auditors, actuaries and consultants of HEI, HEIDI and the Individual Defendants, provided that no such agent, representative, attorney, auditor, actuary or consultant shall be an HEI-Group Released Party with respect to claims that arise out of a contract with or a duty owed directly to a Takayama-Group

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Releasing Party (or owed indirectly in the case of subrogated claims arising under insurance policies) and that are not dependent upon such person's relationship to HEI and/or HEIDI (except that this proviso shall not apply to any such person's employment in connection with the Takayama Suit and/or in connection with the HIG Group's insolvency).
             The "HEI-Group Released Claims" include any and all claims, demands, causes of action, obligations, damages, liabilities and all other claims of any kind, whether known or unknown, liquidated or unliquidated, including costs, expenses and attorneys' fees, but exclusive of the "HEI-Group Excepted Claims" (as defined below), that each and any of the Takayama-Group Releasing Parties, and each individual, corporation and other entity whose interests are represented for purposes of this settlement by Takayama and HIGA, ever had, now has or may in the future have against any HEI-Group Released Party by reason of any cause, matter, or event whatsoever from the beginning of the world to the Payment Date arising out of or connected in any way with the business, operations, and/or insolvency of HIG, UNICO and/or HUI, including, but not limited to, any and all claims relating to, based upon, arising out of or having connection in any way whatsoever with (a) any act, omission, cause or matter that is in whole or in part the subject of or asserted, or that could have been asserted, in the Takayama Suit, (b) any and all claims relating to the

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impact of Hurricane Iniki on the HIG Group, HEI, HEIDI and/or the Individual
Defendants, (c) any and all claims relating to the management and/or operation of the HIG Group and the administration of claims against the HIG Group, (d) any indemnity agreements made by HEI and/or HEIDI, (e) the Acquisition Agreement, (f) any of the Intercompany Agreements, (g) the HIG Policies and/or payments made thereunder, (h) the Insurance Code of the State of Hawaii, and/or
(i) any and all other claims on behalf of or liabilities owing or allegedly owing to any Takayama-Group Releasing Party by any HEI-Group Released Party.
             This general release shall not release the "HEI- Group Excepted Claims", which are (A) claims by Takayama (as Liquidator) and/or by HIGA for overcharging or price gouging asserted against contractors or suppliers in connection with labor and materials supplied to policyholders of the HIG Group in connection with repairs necessitated by Hurricane Iniki, whether or not such person would in any other respect be an HEI-Group Released Party; (B) the obligations of HEI and its direct and indirect subsidiaries under the Tax Allocation Agreement, which obligations shall be governed solely by the terms thereof and paragraph 8 hereof; (C) the Computer Services Agreement, and the obligations arising thereunder, which agreement shall remain in force in accordance with its terms until terminated by the parties thereto; (D) the obligations of the

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HEI-Group Released Parties under this Settlement Agreement; (E) tort and/or other claims by Takayama (as Liquidator) and/or by HIGA arising out of acts, omissions or events occurring solely after the date of execution of this Settlement Agreement, but not including (aa) any claims that were made or could have been made in the Takayama Suit and/or in the Rehabilitation Proceeding or
(bb) any claims relating to or arising out of Hurricane Iniki and/or the insolvency of the HIG Group; (F) claims asserted by Takayama (as Liquidator) and/or by HIGA against a person identified herein as an HEI-Group Released Party (e.g., an HEI stockholder), where such claims are of a type not released in this paragraph 3 (e.g., a claim against a stockholder that is not based on such person's status as a stockholder would not be released, except that such person would be released if such person also falls within another category of HEI- Group Released party, such as an HEI or HIG officer or director); and/or
(G) claims reserved pursuant to paragraph 21 hereof.
             It is expressly understood that nothing in this Settlement Agreement shall operate to release or abrogate in any fashion the powers or rights of Takayama as Insurance Commissioner to regulate the business of insurance in the State of Hawaii.
             4. General Release in Favor of Takayama, HIG, UNICO, HUI and HIGA. Effective at the same time the release

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set forth in paragraph 3 hereof becomes effective, HEI and HEIDI, on behalf of themselves and their direct and indirect subsidiaries, and the Individual Defendants, on behalf of themselves and their heirs and personal representatives (each of the foregoing being an "HEI-Group Releasing Party" for purposes of this paragraph 4), for good and valuable consideration, the sufficiency of which is hereby acknowledged, each hereby forever releases and discharges the "Takayama-Group Released Parties" (as defined below) from the "Takayama-Group Released Claims" (as defined below).
             Each of the following is a "Takayama-Group Released Party": (i) Takayama (in each of her respective capacities as set forth above); (ii) HIG;
(iii) HUI; (iv) UNICO; (v) the Estate (as defined in the Plan); (vi) HIGA (for itself and in its representative capacities as set forth above); and (vii) the respective present officers, directors, agents, employees, representatives and attorneys of Takayama, HIG, HUI, UNICO and HIGA.
             The "Takayama-Group Released Claims" include any and all claims, demands, causes of action, obligations, damages, liabilities and all other claims of any kind, whether known or unknown, liquidated or unliquidated, including costs, expenses and attorneys' fees but exclusive of the "Takayama-Group Excepted Claims" (as defined below), that any HEI-Group Releasing Party ever had, now has or may have against any

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Takayama-Group Released Party by reason of any cause, matter, or event whatsoever from the beginning of the world to the Payment Date arising out of or connected in any way with the business, operations and/or insolvency of HIG, UNICO and/or HUI, including, but not limited to, any and all claims relating to, based upon, arising out of or having connection in any way whatsoever with
(a) any act, omission, cause or matter that was in whole or in part the subject of or asserted, or that could have been asserted, in the Takayama Suit, (b) any and all claims relating to the impact of Hurricane Iniki on the HIG Group, (c) any and all claims relating to the management and/or operation of the HIG Group and the administration of claims against the HIG Group, (d) the Plan and/or the Rehabilitation Proceedings, (e) the Insurance Code of the State of Hawaii and/or (f) claims by the Individual Defendants or others for indemnification (except as provided in paragraph 6 hereof).
             This general release shall not release the "Takayama-Group Excepted Claims", which are (A) claims and/or rights of HEI and/or its affiliates under the HIG Policies and/or the claims or rights of the Individual Defendants or any other HEI-Group Releasing Party under any policies issued by HIG, UNICO or HUI; (B) the obligations of HIG, UNICO and HUI under the Tax Allocation Agreement, which obligations shall be governed solely by the terms thereof and paragraph 8 hereof; (C) the

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Computer Services Agreement, and the obligations arising thereunder, which agreement shall remain in force in accordance with its terms until terminated by the parties thereto; (D) the obligations of the Takayama-Group Released Parties under this Settlement Agreement; and/or (E) claims reserved pursuant to paragraph 21 hereof.
             5. Settlement Payment. On or before ten (10) business days following entry of the Rehabilitation Approval Order in the Rehabilitation Proceedings, HEI shall pay (or cause to be paid) to First Hawaiian Bank or such other financial institution as HEI and Takayama shall agree (the "Escrow Agent") the sum of Thirty- Two Million Dollars ($32,000,000; the "Settlement Sum") by wire transfer in same-day funds, pursuant to escrow instructions consistent with this Settlement Agreement and otherwise reasonably satisfactory to HEI, Takayama and the Escrow Agent. The Settlement Sum shall be held by Escrow Agent on the following terms and conditions: (a) the Settlement Sum shall be held by the Escrow Agent in investments approved by HEI and Takayama;
(b) the Settlement Sum shall be the property of HEI and be pledged to Takayama to secure HEI's obligation to pay the same to Takayama on the Final Approval Date as hereinbelow provided; (c) the Settlement Sum, together with interest earned thereon in escrow (less the fee of the Escrow Agent), shall be returned to HEI if this Settlement Agreement shall be terminated pursuant to the last paragraph of paragraph 2

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hereof; and (d) the Settlement Sum, together with interest earned thereon in escrow shall be disbursed to Takayama upon the Final Approval Date (and HEI shall pay any fees due the Escrow Agent). Upon the Final Approval Date, HEI and Takayama shall deliver such instruments as Escrow Agent may reasonably require in order to direct and authorize Escrow Agent to pay the Settlement Sum, together with interest to Takayama (as representative of the respective policyholders, claimants and creditors of HIG, including UNICO and HUI, as provided in the Plan) in full, final and complete settlement of the HEI-Group Released Claims, by wire transfer in same-day funds. The date on which such payment is made shall be referred to herein as the "Payment Date."
             6. Defense and Hold Harmless Agreements. HIGA agrees to indemnify, defend and hold harmless each HEI-Group Released Party and each Takayama-Group Released Party with respect to any and all claims arising out of or related in any way to the business, operations and/or insolvency of the HIG Group and/or the impact of Hurricane Iniki brought against any such Released Party by or on behalf of any member of HIGA.
             Takayama (as Liquidator) and HIGA, respectively, each agrees to defend and hold harmless each HEI-Group Released Party with respect to any and all claims for indemnity, contribution, subrogation, reimbursement or the like, however characterized, made against such HEI-Group Released Party by any person against whom Takayama (as Liquidator) and/or HIGA asserts claims arising out of or related in any way to the

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business, operations and/or insolvency of the HIG Group and/or the impact of
Hurricane Iniki; provided, however, that this obligation to defend and hold harmless shall not apply to a claim asserted by such person against an HEI-Group Released Party of a type that would be an HEI-Group Excepted Claim if asserted against that HEI-Group Released Party by a Takayama-Group Releasing Party; and provided, further, that Takayama and/or HIGA, as the case may be, shall have the right to select counsel to defend claims covered under this paragraph and to control the defense and settlement of such claims, provided that no such settlement may be made without the consent of the party protected hereunder, which consent may not be unreasonably withheld. For purposes of the preceding proviso, it is agreed that consent may not be withheld if the settlement will be effectuated at no cost to an HEI-Group Released Party and will not involve any admission of liability or wrongdoing or entail consequences that are materially adverse to an HEI-Group Released Party. Takayama's payment obligations under this paragraph 6 shall be an administrative expense of liquidation of UNICO, HUI and the Estate, and the obligations of Takayama and HIGA under this paragraph 6 shall include the obligation to reduce any judgment or recovery against such person in an amount equal to any judgment or recovery which such person may obtain against any HEI-Group Released Party.

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             The agreements in this paragraph 6 to defend and hold harmless the
HEI-Group Released Parties are in addition to and not in lieu of any other indemnity and defense rights and protections that HEI-Group Released Parties may have under corporate articles or by-law provisions, policies of insurance, contract, statute, common law or otherwise, all of which indemnity and defense rights and protections are hereby expressly reserved.
             7. Transfer of HIG Stock. Effective at 11:59 p.m. on the day following the Payment Date, HEIDI will surrender to HIG all of the common stock of HIG held by HEIDI (and any affiliate of HEI or HEIDI) and such shares shall be cancelled. At the opening of business on the second day following the Payment Date, HIG will issue to Takayama (as representative of the respective policyholders, claimants and creditors of HIG, including without limitation UNICO and HUI, as provided in the Plan) or to such third party (who shall not be affiliated in any way with HEI or HEIDI and who shall be willing to receive such shares) as Takayama shall designate in writing not later than the Payment Date, shares of common stock of HIG, which shall then constitute all of the issued and outstanding common stock of HIG. Takayama shall immediately cause such surrender, cancellation and issuance to be recorded on the stock transfer books of HIG. The issuance of the shares of common stock of HIG to Takayama or such third party, as contemplated hereunder,

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shall be in exchange for and in full and complete discharge of HIG's obligations under the Intercompany Reinsurance Agreements (as defined in the Plan) and no further claims may thereafter be made against HIG by any person on account of the Intercompany Reinsurance Agreements or the Assumed Claims (as defined in the Plan).
             8. Tax Allocation Agreement. The Tax Allocation Agreement shall terminate as to the HIG Group at 11:59 p.m. on the day following the Payment Date, but shall remain in full force and effect for all periods prior thereto, and HEI shall include the HIG Group in HEI's consolidated federal tax returns through the day following the Payment Date; provided, however, that HIG will indemnify HEI against, and, upon written demand by HEI, pay to HEI on or before the date such taxes (including estimated taxes) are to be paid by HEI, any taxes paid by HEI under the Tax Allocation Agreement on account of taxable income from insurance and investment operations in excess of $4 million earned by HIG during the period January 1, 1994 through and including the day following the Payment Date. Any such payment due by HIG to HEI shall be paid in full, without offset or diminution of any type, and such payment shall be a condition precedent to HEI's obligation to include HIG in HEI's consolidated tax group for the period from January 1, 1994 through the day following the Payment Date. The HIG Group and Takayama (as Rehabilitator of HIG and Liquidator of UNICO and

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HUI) will cooperate with HEI and provide such documents and other information and take such steps as HEI may reasonably request in order to permit HEI to prepare and file for the HEI consolidating group, in a timely manner, all returns and information reports that may be required under federal tax laws, rules and regulations.
             9. Cooperation in Subsequent Litigation. In the event any third party shall bring suit or otherwise assert a claim against any HEI-Group Released Party or any Takayama-Group Released Party arising out of or related to the general subject matters covered by the releases set forth in said paragraphs 3 and 4, and/or arising out of or related to the settlement effected hereby, Takayama, HIG, UNICO, HUI, HIGA, HEI and HEIDI, at their own expense, agree that they will provide reasonable cooperation in the defense of such suit or claim. Such cooperation shall include, but not be limited to, making available documents as freely as would be the case if HEIDI continued to own the HIG Group (with the exception of documents which constitute the work product or privileged communications of counsel or the proprietary information of HIG relating to the period after initiation of the Rehabilitation Proceedings); making witnesses and potential witnesses available for interviews, depositions and trial; and providing such other assistance as may reasonably be requested. Nothing in this paragraph shall be construed to limit the ability of any party hereto to obtain documents or other information through any lawful process.
             10. Recoupment of HIGA Assessments. Prior to January 1, 1995, no member of HIGA shall recoup any assessments imposed by HIGA related to the insolvency of the HIG Group; provided, however, that this provision shall not constitute or be construed as a waiver by HIGA of its right to make assessments against its member insurers.
             11. Claims Under HIG Policies. Claims filed by HEI and/or any of its affiliates under the HIG Policies shall be treated by Takayama (as Rehabilitator and/or Liquidator), HIG, UNICO, HUI and HIGA without regard to the claimants' affiliation with the HIG Group and in the same manner as the claims of all other similarly situated insureds of the HIG Group.
             12. Option to Assume Outstanding Workers' Compensation Claims. For a period of six (6) months from the Payment Date, HEI (or its designee, provided such designee is reasonably acceptable to Takayama) shall have an option to assume the liability for the HIG Group's outstanding workers' compensation claims. In the event HEI elects to exercise this option, HEI (or its designee) is required to notify Takayama (as Liquidator) in writing within the option period. The assumption of liability for the HIG Group's workers' compensation claims by HEI shall be completed as soon as practicable after such notice is provided, at which time Takayama (as

Liquidator) shall concurrently pay (or cause to be paid) by wire transfer in same-day funds to HEI (or its designee) the amount of the workers' compensation reserves as valued by the HIG Group in its most recent statutory financial statements adjusted to the date of assumption. The reserves shall include only case reserves, reserves for losses incurred but not reported, allocated loss adjustment expenses, and 50% of the pro rata share of unallocated loss adjustment expenses. In addition, Takayama, HIG, UNICO, HUI and HIGA (as appropriate) shall assign (and shall cooperate as reasonably necessary to obtain all necessary consents to such assignments) to HEI (or its designee), without recourse, all rights accruing after such assumption of liability (a) in all retrospective rated workers' compensation policies, so that HEI (or its designee), without recourse, may pursue recovery from insureds for any future adverse developments and (b) in all applicable policies providing reinsurance with respect to the assumed workers' compensation liabilities. In the event HEI (or its designee) is unable to obtain any such consent, it may elect either to proceed or not to proceed with the proposed assumption, but shall have no recourse against HIG other than electing not to proceed. In the event HEI or its designee exercises its option under this paragraph 12, HEI (or its designee, if such designee's indemnity is acceptable to Takayama in her sole discretion), shall agree to indemnify, defend and hold harmless Takayama (as

Rehabilitator and Liquidator), HIG, UNICO, HUI and HIGA from and after the date of assumption with respect to any claims brought by reason of or arising out of or related to the assumed claims; provided, however, that this hold harmless agreement shall not inure to the benefit of any third party or operate in any way to revive claims otherwise barred.
             13. Covenants Not to Sue. Each Takayama-Group Releasing Party and each HEI-Group Releasing Party covenants and agrees never to commence, voluntarily assist in any way, prosecute, or cause, permit or advise to be commenced or prosecuted against any person released pursuant to paragraph 3 and 4 hereof, respectively, any demand, claim, action or proceeding based in whole or in part upon any of the matters so released; provided, however, that this covenant shall not prohibit any party hereto from undertaking (a) any action, including the maintenance of legal proceedings, to enforce the terms of this Settlement Agreement or to undertake any actions against any person with respect to claims not released hereby, or (b) any action required by court order or judicial process.
             As heretofore stated in paragraph 3 hereof, it is expressly understood that nothing in this Settlement Agreement shall operate to release or abrogate in any fashion the powers or rights of Takayama as Insurance Commissioner to regulate the business of insurance in the State of Hawaii.

             14. Advice of Counsel; Understanding of Settlement Agreement. Each of the parties hereto represents and agrees that it, she or he (as the case may be) has discussed fully all aspects of this Settlement Agreement with its, her or his respective attorneys, that each has carefully read and fully understands all of the provisions of this Settlement Agreement and that each is voluntarily entering into this Settlement Agreement.
             15. No Reliance on Representations. Each of the parties hereto represents and acknowledges that in executing this Settlement Agreement it, she or he (as the case may be) does not rely and has not relied upon any representation or statement not set forth herein made by any other party hereto or by any of the respective directors, officers, employees, agents, representatives or attorneys of any other party hereto with regard to the subject matter, basis, or effect of this Settlement Agreement or otherwise.
             16. Settlement Not Affected if Facts Change. The parties fully understand that, if the facts with respect to which this Settlement Agreement is executed are found hereafter to be different from the facts now believed to be true, this Settlement Agreement shall remain effective notwithstanding such difference in facts and the parties expressly agree, accept and assume the risk of such possible difference in facts.

             17. Due Authority; Each Party Responsible for its Own Attorneys' Fees. Each party hereto represents and warrants that, as of the date of the execution of this Settlement Agreement, such party has the sole right and authority to execute this Settlement Agreement on its behalf and on behalf of the persons and entities represented by each party as set forth in paragraphs 3 and 4 hereof, that the person executing this Settlement Agreement on behalf of an entity is duly authorized and empowered to execute and deliver this Settlement Agreement on its behalf, and that such party has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand relating to any rights released or surrendered by virtue of this Settlement Agreement. The parties agree that they are each responsible for their own attorneys' fees and costs, and each agrees that it will not seek from any other person reimbursement for attorneys' fees and/or costs arising out of the matters addressed in this Settlement Agreement, except that HEI agrees to pay (or cause its insurers to pay) the reasonable fees and costs of attorneys for the Individual Defendants and HEI and the Individual Defendants reserve the right to seek recovery of their attorneys' fees and costs from their insurers.
             18.     No Rules of Construction Against Any Party.   The parties
hereto participated jointly in the negotiation and preparation of this Settlement Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Settlement Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Settlement Agreement shall be construed as if the parties jointly prepared this Settlement Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.
             19. Confidentiality. This Settlement Agreement and any information furnished pursuant hereto is confidential and shall be held in strict confidence by each of the parties hereto up to and including the time, determined by the mutual agreement of Takayama and HEI, that a copy hereof is delivered to any third party, or at such other time as Takayama and HEI shall agree. Whether or not the settlement contemplated hereby is concluded, the parties hereto confirm and agree that all drafts of this Settlement Agreement, and all memoranda, discussions and correspondence leading up to this Settlement Agreement, are confidential, are protected under Rule 408 of the Hawaii Rules of Evidence and shall be maintained in strict confidence by each of the parties hereto and its respective agents, representatives and attorneys. In the event the settlement contemplated by this Settlement Agreement is not consummated, the parties hereto agree that, by this agreement and pursuant to Rule 408 of the Hawaii Rules of Evidence, this

Settlement Agreement shall not be admitted in evidence or referred to in any way in any judicial or other proceeding. Each of the parties hereto agrees promptly to notify all other parties hereto of the receipt of, and to resist by all lawful means, any attempt to compel the production of any drafts of this Settlement Agreement and/or of any memoranda or correspondence leading up to this Settlement Agreement or relating to the subject matter hereof. Notwithstanding the foregoing, HEI reserves the right to make such public or limited disclosures of information pertaining to this settlement and the terms hereof, and at such times, as in its judgment are necessary or appropriate to comply with (a) disclosure and related requirements applicable to corporations whose securities are traded publicly and/or (b) the provisions of agreements to which it is a party, and HEI, HEIDI and the Individual Defendants may make such use of the Settlement Agreement and such other disclosures concerning matters leading up to it as may be necessary in any proceedings against their insurers as contemplated under paragraph 21 hereof. Furthermore, HIG reserves the right to make such public or limited disclosures of information pertaining to this settlement and the terms hereof as in its judgment are necessary or appropriate to market HIG to prospective purchasers or investors. Insofar as this confidentiality provision involves Takayama in her capacity as Insurance Commissioner, it shall be construed in accordance with Chapter 92F of the Hawaii Revised Statutes.

             20. Exchange of Information with Insurers. Whether or not the settlement contemplated hereunder is consummated, Takayama, HIG, UNICO, HUI and HIGA agree that they will not attempt to discover any documents or information exchanged between HEI, HEIDI, the Individual Defendants and/or any of their directors, officers, employees, agents, attorneys or other representatives and their insurers relating to analysis of insurance coverage issues and/or any claims or defenses pertinent to the subject matter of the Takayama Suit and/or any of their respective litigation strategies; provided, however, that this provision shall not operate to prevent the discovery of otherwise discoverable pre-existing documents or information pursuant to a discovery request that does not, in effect, call for production of documents identified by reference to their selection for delivery to such insurers.
             21. Reservation of Rights and Assignment of Claims Against Liability Insurers. It is expressly understood and agreed by the parties hereto that this Settlement Agreement is not intended to waive or release, and the parties hereto do not hereby waive or release, any rights, claims or causes of action any of them have, had, or may have against (a) any insurer which at any time has provided director and officer liability insurance, comprehensive general liability insurance, professional errors and omissions insurance or any other type of insurance which may obligate it to respond to the claims asserted or that might have been asserted in the Takayama Suit and/or (b) any company owned in whole or in part by any such insurer or affiliated with any such insurer, all of which rights, claims and causes of action are hereby expressly reserved. Takayama, the HIG Group and HIGA hereby (a) assign to HEI any and all rights, claims and causes of action which they may have arising under the above-described insurance policies, (b) covenant to cooperate with HEI, in the same manner as described in paragraph 9 hereof, in any proceeding in which HEI seeks to enforce any such rights, claims and causes of action and
(c) agree to execute such further documents as may be necessary to permit HEI to enforce or resolve such claims, including an appropriate release thereof in favor of such insurers.
             22. Discontinuance of All Affiliation References. As soon as practicable after the date hereof, and in any event not later than three (3) business days after the Rehabilitation Approval Date, Takayama, HIG, UNICO, HUI and HIGA, and their respective directors, officers, agents, employees, attorneys and representatives, shall (at no expense to HEI, HEIDI and/or the Individual Defendants) cease making any further reference to HEI, HEIDI, the Individual Defendants or any of their affiliates as being affiliated with, related to or in any way connected with HIG, UNICO or HUI, or any of their predecessors or successors, including without limitation (a) discontinuing all use of the HEI logo and name, (b) removing and destroying all signs that make any reference to HEI, HEIDI or any of their affiliates and (c) destroying all letterhead, brochures, envelopes, insurance policy forms, note pads and documents and/or stationery of any other kind which names or makes reference to HEI, HEIDI, the Individual Defendants and/or any of their affiliates.
             23. Return of Documents. On the Payment Date, or at such other time as the parties shall agree, Takayama, HIG, UNICO, HUI and HIGA, and their respective counsel, shall deliver to counsel for the party producing the same, without retaining any copies thereof, all documents (and all copies thereof) which were produced in the Takayama Suit by HEI, HEIDI and/or each of the Individual Defendants.
             24. Modifications and Amendments. This Settlement Agreement may be modified or amended only by a writing signed by each of the parties hereto, or their successors in interest.
             25. Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.
             26. Other Documents; Financial Statements. Each of the parties hereto agrees to execute and deliver such other documents and instruments as the other parties hereto may reasonably request in order to carry out and effectuate the purposes and intent of this Settlement Agreement. By June 30, 1994, HIG shall prepare and provide to HEI the consolidated tax balance sheet and related statements of income and notes, together with supporting consolidating financial information ("Consolidated Financial Statements"), as of and for the year ended December 31, 1993 for HIG, UNICO, HUI and other HIG subsidiaries, together with a review report prepared by HIG's independent auditor. Consolidated Financial Statements for the period from January 1, 1994 up to and including the day following the Payment Date shall also be prepared by HIG and provided to HEI within 180 days after the Payment Date. All such Consolidated Financial Statements will be prepared in accordance with the income tax basis of accounting and in a manner consistent with the provisions of the Plan, past practices and the terms of this Settlement Agreement, and all such Consolidated Financial Statements, as well as any financial statements prepared while HIG is within the Rehabilitator's control and which are intended to be filed with any public agency covering HIG's continuing operations that includes any period prior to the second day following the Payment Date, will be subject to review and comment by HEI prior to issuance.
             27. Entire Agreement. This Settlement Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements, promises, representations, or inducements, no matter what its or their form, concerning the subject matter hereof, except that (a) all prior agreements pertaining to the confidentiality of settlement discussions shall remain in full force and effect, and (b) this Settlement Agreement shall not modify or supersede any indemnity or other agreements that the HEI-Group Released Parties may have among themselves. No promises or agreements made contemporaneously or subsequent to the execution of this Settlement Agreement by the parties hereto shall be binding unless reduced to writing and signed by the parties or their authorized representatives.
             28. Counterparts. This Settlement Agreement may be executed in counterparts, but shall be effective only after it has been signed on behalf of each and all of the parties listed below. Facsimile signatures shall be acceptable so long as original signatures are substituted as soon as reasonably possible.
             IN WITNESS WHEREOF, each of the parties hereto has personally executed this Agreement or has caused its duly authorized officer to execute this Agreement.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A GENERAL RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Approved as to Form:                          LINDA CHU TAKAYAMA, as
ROBERT A. MARKS, ATTORNEY                       Insurance Commissioner for
  GENERAL OF THE STATE                          the State of Hawaii
  OF HAWAII


By /s/ Rodney J. Tam                           /s/ Linda Chu Takayama
  ----------------------------                ----------------------------
  John W. Anderson, Esq.
  David A. Webber, Esq.
  Rodney J. Tam, Esq.
  Attorneys for Linda Chu
    Takayama, as Insurance
    Commissioner for the State
    of Hawaii


Approved as to Form:                          LINDA CHU TAKAYAMA, as
MCCORRISTON MIHO MILLER                         Rehabilitator of The Hawaiian
  MUKAI                                         Insurance & Guaranty Company,
                                                Limited, and as Liquidator of
                                                United National Insurance
By /s/ William McCorriston                      Company, Limited and
  ----------------------------                  Hawaiian Underwriters
  Attorneys for Linda Chu                       Insurance Co., Ltd.
    Takayama, as Rehabilitator
    of The Hawaiian Insurance &
    Guaranty Company, Limited,                   /s/ Linda Chu Takayama
    and as Liquidator of                        ----------------------------
    United National Insurance
    Company, Limited and
    Hawaiian Underwriters
    Insurance Co., Ltd.


                    SETTLEMENT AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------

Approved as to Form:                             THE HAWAIIAN INSURANCE &
MCCORRISTON MIHO MILLER                            GUARANTY COMPANY, LIMITED
  MUKAI

                                                 By /s/ R. H. Whitehead
By /s/ William McCorriston                         ----------------------------
  ----------------------------                     Its President
  Attorneys for The Hawaiian
    Insurance & Guaranty
    Company, Limited; Hawaiian                   By /s/ Ann T. Nakagawa
    Underwriters Insurance Co.,                    ----------------------------
    Ltd.; and United National                      Its Asst. Vice President
    Insurance Company, Limited

                                                 HAWAIIAN UNDERWRITERS INSURANCE
                                                   CO., LTD.

Approved as to Form:
MATSUI CHUNG & SUMIDA                            By /s/ Ann T. Nakagawa
                                                   ----------------------------
                                                   Its Controller
By /s/ Clyde W. Matsui
  ----------------------------
  Attorneys for Hawaii                           By /s/ Doris Ohara
    Insurance Guaranty                             ----------------------------
    Association                                    Its Vice President


                                                 UNITED NATIONAL INSURANCE
                                                   COMPANY, LIMITED


                                                 By /s/ Ann T. Nakagawa
                                                   ----------------------------
                                                   Its Controller


                                                 By /s/ Doris Ohara
                                                   ----------------------------
                                                   Its Vice President


                                                 HAWAII INSURANCE GUARANTY
                                                   ASSOCIATION


                                                 By /s/ Milton Tanora
                                                   ----------------------------
                                                   Its Chairman


                                                 By /s/ Blake Obata
                                                   ----------------------------
                                                   Its Administrator




                    SETTLEMENT AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------

Approved as to Form:
GOODSILL ANDERSON QUINN
 & STIFEL



By /s/ David J. Reber                          HAWAIIAN ELECTRIC
  ----------------------------                   INDUSTRIES, INC.
  Attorneys for Hawaiian
    Electric Industries, Inc.
                                               By /s/ Robert F. Clarke
                                                 ----------------------------
Approved as to Form:                             Its President
FUJIYAMA DUFFY & FUJIYAMA

                                               By /s/ Constance H. Lau
By /s/ Glen K. Sato                              ----------------------------
  ----------------------------                   Its Treasurer
  Attorneys for
    HEI Diversified, Inc.
                                               HEI DIVERSIFIED, INC.

Approved as to Form:
CADES SCHUTTE FLEMING                          By /s/ Edward J. Blackburn
  & WRIGHT                                       ----------------------------
                                                 Its President

By /s/ Jeffrey S. Portnoy
  ----------------------------                 By /s/ Robert F. Mougeot
  Attorneys for Individual                       ----------------------------
    Defendants Robert F.                         Its Financial Vice President
    Clarke, Edward J.
    Blackburn and Robert F.
    Mougeot                                    INDIVIDUAL DEFENDANTS


                                               /s/ Robert F. Clarke
                                               ------------------------------
                                               ROBERT F. CLARKE


                                               /s/ Edward J. Blackburn
                                               ------------------------------
                                               EDWARD J. BLACKBURN


                                               /s/ Robert F. Mougeot
                                               ------------------------------
                                               ROBERT F. MOUGEOT


                    SETTLEMENT AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------

Approved as to Form:                            INDIVIDUAL DEFENDANTS
REINWALD O'CONNOR MARRACK
  HOSKINS & PLAYDON
                                                /s/ Thomas S. Adams
                                                ------------------------------
By /s/ Mario A. Roberti                         THOMAS S. ADAMS
  ----------------------------
  Attorneys for Individual
    Defendants Thomas S.                        /s/ Gary L. Kirby
    Adams, Gary L. Kirby,                       ------------------------------
    David L. Ward and                           GARY L. KIRBY
    Neal Kunde

                                                /s/ David L. Ward
                                                ------------------------------
                                                DAVID L. WARD


                                                /s/ Neal Kunde
                                                ------------------------------
                                                NEAL KUNDE


                    SETTLEMENT AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------